Exhibit 5.1

[Akerman Senterfitt Letterhead]

Fort Lauderdale Jacksonville Los Angeles Madison Miami New York Orlando Tallahassee Tampa Tysons Corner Washington, DC West Palm Beach	One Southeast Third Avenue 25th Floor Miami, Florida 33131-1714 www.akerman.com 305 374 5600 tel 305 374 5095 fax

January 2, 2008

Access Worldwide Communications, Inc.

1820 North Fort Myer Drive, 3rd Floor

Arlington, VA 22209

Ladies and Gentlemen:

We have acted as counsel for Access Worldwide Communications, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3, as amended, Registration No. 333-143177 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, (the “Act”), on May 23, 2007, and amended on December [ ], 2007, relating to the offering of 23,315,427 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value (the “Common Stock”), consisting of (i) 175,000 and 49,147 shares issued to some of the selling shareholders as an employee bonus on June 10, 2005 and May 26, 2006, respectively (“Bonus Shares”), (ii) 262,720 shares issued to some of the selling shareholders as members of the Board of Directors as fees for services (“Director Shares”), (iii) 14,343,560 shares issued to selling shareholders as a result of convertible notes issued on December 15, 2004, August 31, 2005, March 17, 2006 and October 13, 2006 (“Conversion Shares”), and (iv) 1,000,000 shares issued as a result of a private placement for common stock completed March 4, 2005 (“Private Placement Shares”), and (v) 7,485,000 shares issued to some of the selling shareholders pursuant to warrants issued on November 14, 2004, December 14, 2004, August 31, 2005, September 15, 2005, October 12, 2006, February 12, 2007 and June 12, 2007 (“Warrant Shares”). This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K under the Act.

In connection with our representation of the Company, we have examined, considered and relied copies of such documents and instruments that we have deemed necessary for the expression of the opinion contained herein. In making the foregoing examinations we have assumed, without investigation, the genuineness of all signatures, the conformity to authentic original documents of all documents submitted to us as copies, and the veracity of such documents.

Access Worldwide Communications, Inc.

January 2, 2008

Based upon the foregoing examination, we are of the opinion that (1) the Bonus Shares are, (2) the Director Shares, when issued, will be, (3) the Conversion Shares are, (4) the Private Placement Shares are, and (5) the Warrant Shares, when issued in accordance with the terms of the Warrants, will be, validly issued, fully paid and non-assessable shares of Common Stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ AKERMAN SENTERFITT